UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 19, 2013

GYRODYNE COMPANY OF AMERICA, INC.

(Exact name of Registrant as Specified in its Charter)

New York	000-01684	11-1688021
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

ONE FLOWERFIELD

SUITE 24

ST. JAMES, NEW YORK 11780

(Address of principal executive

offices) (Zip Code)

(631) 584-5400

Registrant’s telephone number,

including area code

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 20, 2013, Gyrodyne Company of America, Inc. (the “Company”), Gyrodyne, LLC, a New York limited liability company (“Gyrodyne LLC”), and Gyrodyne Special Distribution, LLC, a New York limited liability company (“GSD”), entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of the Company and GSD into Gyrodyne LLC. A vote of two-thirds of the outstanding shares of the Company will be required to authorize the merger.

Also on December 20, 2013, the Company, as sole member of GSD, executed an Amended and Restated Limited Liability Company Agreement of GSD. The Company plans to distribute on December 30, 2013 all of the outstanding common shares of limited liability company interests in GSD to shareholders of the Company as of November 1, 2013 on a pro rata basis as part of its previously declared special dividend in the amount of $98,685,000, or $66.56 per share. The Amended and Restated Limited Liability Company Agreement of GSD is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

As previously announced, on September 12, 2013, the Company’s board of directors adopted a plan of liquidation within the meaning of the Internal Revenue Code. The Company is pursuing the plan of liquidation and has filed preliminary materials with the Securities and Exchange Commission (the “SEC”), which preliminary materials remain subject to a review process with the SEC and are not available in definitive form for mailing to shareholders at this time. The Company currently anticipates that definitive materials, which will seek a vote of its shareholders to authorize the merger, will be available for consideration by shareholders early in 2014 and a shareholders’ meeting to consider the merger will be held in the first half of 2014.

The Company, as managing member of GSD and Gyrodyne LLC, already has approved the merger transaction and will have the sole discretion to approve any subsequent amendments or modifications to such transaction on behalf of such entities. Such merger, which will effect the completion of the plan of liquidation for purposes of the Internal Revenue Code, will result in holders of the Company’s common stock receiving approximately 15.2% of the common shares of Gyrodyne LLC in the aggregate, holders of certain dividend notes (to be issued on January 31, 2014 to shareholders of the Company as of December 31, 2013 in order to satisfy applicable real estate investment trust (“REIT”) distribution requirements with respect to 2013 REIT income) receiving approximately 29.2% of the common shares of Gyrodyne LLC in the aggregate, and holders of common shares of GSD receiving approximately 55.6% of the common shares of Gyrodyne LLC in the aggregate, subject to adjustment in the discretion of the Company’s board of directors.

The Merger Agreement contains certain conditions to closing in addition to authorization of the merger by two-thirds of the outstanding shares of the Company, including, among other things, effectiveness of a registration statement regarding the Gyrodyne LLC common shares, receipt of third party consents and holders of not more than 5% of the Company’s common stock exercising appraisal rights under New York law.

The foregoing description of the merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2013, the Board of Directors of the Company declared a dividend in an amount equal to $16,150,000, or $10.89 per share of common stock of the Company, payable to shareholders of the Company as of December 31, 2013 in the form of dividend notes (unless the Company elects to pay all or part of such dividend in cash) having such terms as set forth on the Form of Note attached hereto as Exhibit 4.1 (as may be further modified by the Company) and is incorporated herein by reference. The dividend is intended to effect a distribution of the Company's previously undistributed 2013 taxable income, in compliance with Section 858 of the Internal Revenue Code.

Item 7.01.    Regulation FD Disclosure

Frederick C. Braun III, the President and Chief Executive Officer of the Company gave a presentation to the Company’s shareholders at its 2013 Annual Shareholders Meeting held on December 27, 2013.  The presentation slides are attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Exhibit

2.1	Amended and Restated Agreement and Plan of Merger
4.1	Form of Dividend Note
10.1	Amended and Restated Limited Liability Company Agreement of Gyrodyne Special Distribution, LLC
99.1	Presentation Slides

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By:	/s/ Frederick C. Braun III
Frederick C. Braun III
President and Chief Executive Officer

Date:  December 27, 2013